Exhibit 99.1

CorEnergy Responds to UPL Chapter 11 Filing

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo.— May 2, 2016 – Ultra Petroleum Corp. (“UPL”) filed on April 29th a voluntary petition to reorganize under Chapter 11. The filing includes Ultra Wyoming LGS, LLC (“Ultra Wyoming”), the operator of the Pinedale Liquids Gathering System (“Pinedale LGS”) and tenant of the Pinedale Lease Agreement (the “Pinedale Lease”) with CorEnergy Infrastructure Trust Inc. (“CorEnergy”).

The bankruptcy filing of both the guarantor, UPL, and the tenant and circumstances prompting the filing constitute defaults under the terms of the Pinedale Lease. The bankruptcy filing serves as a stay of CorEnergy’s ability to exercise remedies for certain of those defaults. However, Section 365 of the Bankruptcy Code requires Ultra Wyoming to comply on a timely basis with many provisions of the Pinedale Lease, including the payment provisions. The only exception to that requirement is if Ultra Wyoming takes specific action to reject the Pinedale Lease. In its Form 10-Q, also filed on April 29th, UPL stated that, “A termination of the Pinedale Lease Agreement would significantly disrupt our ability to produce oil and gas from Pinedale field which would have a material adverse effect on our business, financial condition, results of operations, and cash flows.” Further, Ultra Wyoming has not filed a motion to reject the Pinedale Lease.

CorEnergy Chief Executive Officer, Dave Schulte said, “We will provide an update of any further developments affecting the Pinedale Lease, should they arise.”  CorEnergy has scheduled an investor call on May 11, 2016 at 1 PM Central Time to discuss its first quarter results.  Information regarding the call may be found on the “Events & Presentations” page of the Company’s website.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:

                1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com

CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Robertshaw, 877-699-CORR (2677)
info@corridortrust.com